UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 21, 2011

SunTrust Banks, Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-08918	58-1575035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 Peachtree St., N.E., Atlanta, Georgia		30308
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (404) 588-7711

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On November 21, 2011, SunTrust Banks, Inc. (the “Company”) closed the remarketing of $102,497,000 aggregate principal amount of the Company’s 4.392% Remarketed Junior Subordinated Notes due 2015 (the “Remarketed Notes”). The remarketing resulted in the repurchase and retirement of all of the Remarketed Notes by the Company. The remarketing was conducted pursuant to a Remarketing Agreement, dated as of November 8, 2011, among the Company and SunTrust Robinson Humphrey, Inc., as Remarketing Agent, and SunTrust Preferred Capital I, a Delaware statutory trust (the “Trust”), acting through U.S. Bank National Association, in its capacity as Property Trustee of the Trust (the “Property Trustee”). The Remarketed Notes were issued pursuant to the Junior Subordinated Indenture, dated as of October 25, 2006, as supplemented by the First Supplemental Indenture, dated as of October 25, 2006, the Second Supplemental Indenture, dated as of June 26, 2009, and the Third Supplemental Indenture, dated as of November 21, 2011, between the Company and U.S. Bank National Association, as trustee.

The Remarketed Notes were originally issued to the Trust as Remarketable Junior Subordinated Notes due 2042 in connection with the issuance of the Trust’s 5.853% Fixed-to-Floating Rate Normal Preferred Purchase Securities, liquidation amount $1,000 per security, in October 2006. Net proceeds of approximately $105,003,963 were received by the Trust in connection with the remarketing, and are being held in an interest bearing deposit with SunTrust Bank, the proceeds of which will be used in part to satisfy the obligations of the Trust under the Amended and Restated Stock Purchase Contract Agreement, dated as of June 26, 2009, between the Company and the Trust, acting through the Property Trustee, pursuant to which the Trust is obligated to purchase, and the Company is obligated to sell, on December 15, 2011, a total of 1,024.97 shares of the Company’s Perpetual Preferred Stock, Series B, $100,000 liquidation preference per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNTRUST BANKS, INC.

Date: November 21, 2011	By:	/s/ McHenry Kane
McHenry Kane
Vice President and Assistant Corporate Secretary